EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 20, 2018 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.100503 per unit, payable on January 15, 2019, to unitholders of record on December 31, 2018. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	18,000	93,000	$61.49	$4.62
Prior Month Distribution	18,000	131,000	$60.94	$4.13
(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that improved oil prices and timing of invoices led to the partial recovery of excess costs of $93,000 on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $1.7 million, including accrued interest of $246,000.

XTO Energy has advised the Trustee that increased development costs, primarily due to the drilling of seven vertical wells in the Hewitt Unit, caused costs to exceed revenues by $124,000 on properties underlying the Oklahoma Working Interests net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee Toll Free – 855-588-7839